Exhibit 10.16

TERMINATION AGREEMENT OF

THE ADVISORY AGREEMENT

This Termination Agreement is dated as of June 21, 2024 (the “Termination Agreement”), by and between Braeden Lichti (“Advisor”), and Elevai Labs Inc., a Delaware corporation (the “Company”, together the “Parties”, and each, a “Party”).

WHEREAS, Advisor and the Company entered into an Advisory Agreement effective February 1, 2023 (the “ Advisory Agreement”), pursuant to which the Advisor conditionally agreed to enter into an advisory relationship with the Company as described therein;

WHEREAS, pursuant to the terms of Advisory Agreement, either party may terminate the Advisory Agreement upon at least ten (10) days prior written notice to the other party (the “Notice”);

WHEREAS, pursuant to the terms of Advisory Agreement, the parties may waive any provision under that Advisory Agreement so long as both parties agree to such a waiver of the Advisory Agreement in an executed form (the “Waiver”);

WHEREAS, the Parties hereto desire to terminate the Advisory Agreement subject to Waiver of the Notice (the “Waived Notice”), without any effect to the existing equity awards granted to Mr. Lichti on February 9, 2021 pursuant to the 2020 equity incentive plan of the Company consisting of 29,167 unvested nonstatutory stock options as of the Termination Date (as defined herein) (the “Existing Equity Awards”) which shall continue to vest in accordance with that February 9, 2021 stock option agreement as inducement for the termination of the Advisory Agreement, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Termination Agreement have the respective meanings assigned to them in the Advisory Agreement.

2. Termination of the Advisory Agreement. Subject to the Waived Notice and pursuant to the terms and conditions of this Termination Agreement, the Advisory Agreement is hereby terminated by mutual agreement of the Parties (and not due to the breach of the Advisory Agreement by either Party) as of December 8, 2023 (the “Termination Date”). From and after the Termination Date, the Advisory Agreement will be of no further force or effect, and the rights and obligations of each of the Parties thereunder shall terminate notwithstanding the perpetual existence of the Existing Equity Awards.

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3. Mutual Release. In consideration of the covenants, agreements and undertakings of the Parties under this Termination Agreement, each Party, on behalf of itself and its respective present and former direct and indirect parents, subsidiaries and affiliates and their respective officers, directors, shareholders, members, managers, partners, employees and their respective successors and assigns (collectively, “Releasors”) hereby releases, waives and forever discharges and covenants not to sue the other Party and its respective present and former, direct and indirect parents, subsidiaries, and affiliates, employees, officers, directors, shareholders, members, managers, partners agents, representatives, and their respective successors and assigns (collectively, “Releasees”), of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Termination Agreement arising out of or relating to the Engagement Agreement, except for any Claims relating to rights and obligations preserved by, created by or otherwise arising out of this Termination Agreement (including any surviving indemnification or other obligations under the Engagement Agreement).

4. Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) It has the full right, power and authority to enter into this Termination Agreement and to perform its obligations hereunder.

(b) The execution of this Termination Agreement by the individual whose signature is set forth at the end of this Termination Agreement on behalf of such Party, and the delivery of this Termination Agreement by such Party, have been duly authorized by all necessary action on the part of such Party.

(c) This Termination Agreement has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

5. Confidentiality. Subject to the terms and conditions of Section 6 and except as may be required by applicable law or regulation or order, request, demand, subpoena or requirement of any court or regulator or supervisory authority, including but not limited to, FINRA or the Securities and Exchange Commission, each Party acknowledges the confidential nature of the terms and conditions of this Termination Agreement (collectively, the “Confidential Information”) and agrees that it shall not (a) disclose any of such Confidential Information to any person or entity, except to such Party’s affiliates, employees, advisors and other representatives who need to know the Confidential Information to assist such Party, or act on its behalf, to exercise its rights or perform its obligations under this Termination Agreement, or (b) use the Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Termination Agreement. Each Party shall be responsible for any breach of this Section 5 caused by any of its affiliates, employees, advisors, or other representatives. Notwithstanding the foregoing, if any Confidential Information is permissibly disclosed pursuant to Section 6, such information will no longer be deemed “Confidential Information” for the purposes of this Section 5.

6. Publicity and Announcements. Neither Party shall (orally or in writing) independently disclose or issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Termination Agreement or the subject matter hereof, without the prior written approval of the other Party, except to the extent that such Party is required to make any public disclosure or filing with respect to the subject matter of this Termination Agreement (i) by applicable law or regulation, or (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such party or any of its affiliates are listed or traded or (iii) pursuant to any order, request, demand, subpoena or requirement of any court or regulator or supervisory authority, including but not limited to, Nasdaq or the Securities and Exchange Commission, or (iv) in connection with enforcing its rights under this Termination Agreement.

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7. Miscellaneous.

(a) All notices, requests, consents, claims, demands, waivers, summons and other legal process, and other similar types of communications hereunder (each, a “Notice”) must be in writing and addressed to the relevant Party at the address set forth below (or to such other address that may be designated by the receiving Party from time to time in accordance with this Section 7(a)). All Notices must be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or certified or registered mail (in each case, return receipt requested, postage prepaid). A Notice is effective only (i) upon receipt by the receiving Party and (ii) if the Party giving the Notice has complied with the requirements of this Section 7(a).

(b) Notice shall be sent to the Company at:

Elevai Labs Inc.

Graydon Bensler, Chief Financial Officer

120 Newport Center Drive

Suite 250, Newport Beach, CA 92660

Notice shall be sent to the Advisor at:

Braeden Lichti

14781 Pomerado Road, #199
Poway, CA 92064

(c) This Termination Agreement and all related documents, and all matters arising out of or relating to this Agreement are governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York. No legal suit, action, or proceeding arising out of or relating to this Termination Agreement or the transactions contemplated hereby (each, a “Related Proceeding”) may be commenced, prosecuted, or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts (collectively, the “Specified Courts”) shall have jurisdiction over the adjudication of any Related Proceeding, and the Parties to this Termination Agreement hereby irrevocably consent to the exclusive jurisdiction the Specified Courts and personal service of process with respect thereto. The Parties to this Termination Agreement hereby irrevocably waive any objection to the laying of the venue of any Related Proceeding in the Specified Courts and irrevocably waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.

(d) This Termination Agreement and each of the terms and provisions hereof may only be amended, modified, waived or supplemented by an agreement in writing signed by each Party.

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(e) Neither Party may assign, transfer or delegate any or all of its rights or obligations under this Termination Agreement without the prior written consent of the other Party. No assignment will relieve the assigning Party of any of its obligations hereunder. Any attempted assignment, transfer or other conveyance in violation of the foregoing will be null and void. This Termination Agreement will inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(f) This Termination Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Termination Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Termination Agreement.

(g) For purposes of this Termination Agreement, (i) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”;(ii) the word “or” is not exclusive; (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Termination Agreement as a whole; (iv) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (v) words denoting any gender include all genders. The Parties drafted this Termination Agreement without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(h) The headings in this Termination Agreement are for reference only and do not affect the interpretation of this Termination Agreement.

(i) Each of the Parties shall, and shall cause its respective affiliates to, from time to time at the request of the other Parties, without any additional consideration, furnish such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary to carry out the provisions of this Termination Agreement and give effect to the transactions contemplated hereby.

(j) Each Party acknowledges and agrees that (i) a breach or threatened breach by such Party of any of its obligations under this Termination Agreement would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (ii) in the event of a breach or a threatened breach by such Party of any such obligations, the other Party will, in addition to any and all other rights and remedies that may be available to such Party at law, in equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that it shall not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 7(j).

(k) This Termination Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matters.

(l) Each Party shall pay its own costs and expenses in connection with the drafting, negotiation, and execution of this Termination Agreement (including the fees and expenses of its advisors, accounts and legal counsel).

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IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the date first written above.

COMPANY:

ELEVAI LABS INC.

By:	/s/ Graydon Bensler
Name:	Graydon Bensler
Title:	Chief Financial Officer
Address:	120 Newport Center Drive
Suite 250, Newport Beach, CA 92660

ADVISOR:

By:	/s/ Braeden Lichti
Name:	Braeden Lichti
Address:	14781 Pomerado Road, #199 Poway, CA 92064

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